Exhibit 10.8

June 3, 2014

K. Brian Horton

219 S. Calle Grande

Orange, CA 92869

Dear Brian:

As you are aware, earlier today we jointly announced the proposed combination of 1st Enterprise Bank (“FENB”) and California United Bank (“CUB”), to form what will be the premier business bank in the Southern California market. Your participation in the planning for this event has been critical and we are grateful and pleased that you will be continuing with the combined company as President of CU Bancorp and of California United Bank, as well as a member of the Board of Directors of each entity. On a personal note, I am very much looking forward to working with you for many years to come and believe we will create exceptional returns for our shareholders, customers and employees.

While you have previously heard from FENB with regard to your participation in a “Pay-to-Stay Plan” to encourage your continued efforts in the transition process, we also wanted to take this opportunity to discuss what we are proposing with regard to your major areas of compensation and benefits upon the consummation of the merger. On a formal note, you should understand that some of these benefits are subject to our Compensation Committee approval at or after the merger, but we expect that the Committee will act promptly and in accord with this letter.

Following the merger, your base salary will be increased to $340,000 on an annual basis. Beginning January 1, 2015, providing the merger has occurred, you will begin to participate in the CU Bancorp Executive Incentive Plan which primarily provides cash incentives to Executive Officers based on achievement of Company and personal goals. Copies of this Plan were provided to FENB as part of the due diligence process, if you would like to review the terms. We will also recommend that you receive 20,000 shares of CU Bancorp restricted stock, which will vest over a four year period (with 50% vesting on the second anniversary of grant, 25% on the third anniversary and the remainder on the fourth anniversary of grant). The restricted stock grant will be pursuant to the CU Bancorp Equity Incentive Plan and the terms and conditions of that Plan.

We would also expect you to participate in our CU Bancorp Change in Control Plan at a level of at least 2x annual cash compensation (a copy of this Plan was also provided as a part of due diligence). We note that the CIC Plan (as well as the Salary Continuation Plan discussed below) provides for “cutbacks” in the event the benefit, combined with other benefits as defined in applicable laws and regulations exceed certain statutory levels generally set out in Internal Revenue Code Section 280(g) and other similar provisions.

K. Brian Horton

June 3, 2014

Additionally, we would expect you to participate in our Executive Salary Continuation Plan (copies provided during due diligence) which will provide a significant benefit over 15 years following normal retirement age. The exact amount will depend on a variety of factors and will be a percentage of your initial base salary which is expected to equal or exceed the levels provided to other executives except David Rainer.

While we are excited about the transaction and our mutual future, we assume that if the Transaction is terminated for any reason, you will continue your employment with FENB under the same terms and conditions of your current position with FENB.i

Please feel free to contact me with any questions or concerns regarding the information in this letter. Please date and sign the additional copy of this letter in the space provided below, indicating your receipt of the letter and your understanding of its contents, and return it to me within five business days of your receipt of the letter.

Together we will build the best bank in all of California.

Sincerely,

/s/ David I. Rainer

David I. Rainer, President and Chief Executive Officer

CU Bancorp and California United Bank

I have read and understand the above:

/s/ K. Brian Horton	6/11/2014
K. Brian Horton	Date

[i]	Nothing in this letter constitutes an employment contract or alters the nature of your at-will employment status.